             [Letterhead of McGuire, Woods, Battle and Boothe LLP]


                               December 21, 1999

                                                                    Exhibit 23.4

Consent of McGuire, Woods, Battle & Boothe LLP

     We hereby consent to the use of our name under the captions "The Transactions -- Material U.S. Federal Tax Consequences" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,

                                        /s/ McGuire, Woods, Battle & Boothe LLP